EXHIBIT 10.1


Executive Officer Incentive Plan- Suneil Parulekar

     As reported on the Form 8-K dated July 19, 2005 filed July 22, 2005, the Executive Officer Incentive Plan ("EOIP") incentive awarded for fiscal 2005 to Suneil Parulekar, who served as Senior Vice President, Analog Products Group during fiscal 2005, exceeded the amounts permitted under the terms of the EOIP. The Compensation Committee of the Company's Board of Directors made the decision to approve the incentive based on Mr. Parulekar's leadership of the Analog Products Group, which performed extremely well during the fiscal year and contributed significantly to the Company's overall financial performance.